NEWS RELEASE FOR IMMEDIATE RELEASE

Agrium Announces Terms of Cdn$900-million Common Share Issuer Bid

September 10, 2012 – ALL AMOUNTS ARE STATED IN Cdn$ UNLESS OTHERWISE INDICATED

CALGARY, ALBERTA — Agrium Inc. (“Agrium” or the “Corporation”) (TSX and NYSE: AGU) announces the terms of its previously announced substantial issuer bid (the “Offer”), pursuant to which Agrium will offer to purchase for cancellation up to 9,473,684 of its outstanding common shares (“Shares”) for an aggregate purchase price of up to Cdn$900-million. The Offer will proceed by way of a “modified Dutch auction” within a range of not less than Cdn$95.00 per Share and not more than Cdn$107.00 per Share (with increments of Cdn$0.25 per Share within that range).

The modified Dutch auction tender process allows shareholders to individually select the price, within the specified range, at which they are willing to sell all or a portion of their Shares. When the Offer expires, Agrium will select the purchase price of the tendered Shares which will be the lowest tendered price within the range of prices allowing it to buy up to the maximum number of Shares validly tendered to the Offer. All Shares tendered at or below the selected price level will be bought at the purchase price, subject to pro-ration in the event that the aggregate cost to purchase such Shares exceeds Cdn$900-million. All Shares tendered at prices higher than the final purchase price will be returned to shareholders.

The Offer will not be conditional on any minimum number of Shares being tendered to the Offer, but will be subject to other conditions customary for transactions of this nature. The Offer will remain open for acceptance until October 19, 2012.

Agrium plans to mail the formal offer to purchase, issuer bid circular and other related documents containing the terms and conditions of the Offer, instructions for tendering Shares and the factors considered by the Corporation and the Board in making its decision to authorize making the Offer, among other things, on or about September 12, 2012. These documents will be filed with the applicable Canadian securities regulators and the U.S. Securities and Exchange Commission and will be available on SEDAR at www.sedar.com, on a Schedule 13E-4F filed on EDGAR at www.sec.gov and on Agrium’s website at www.agrium.com. Shareholders should carefully read the offer to purchase, issuer bid circular and other related documents prior to making a decision to tender to the Offer.

The Board has authorized the making of the Offer. Neither the Corporation nor its Board makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares to the Offer. Shareholders are urged to consult their own financial, tax and legal advisors and to make their own decisions whether to tender or to refrain from tendering their Shares to the Offer and, if so, how many Shares to tender and at what price or prices.

This press release is for information purposes only and is not an offer to buy or the solicitation of and offer to sell any Shares.

Morgan Stanley Canada Limited and Morgan Stanley & Co. LLC (“Morgan Stanley”) have been retained by the Corporation to act as dealer managers in connection with the Offer in Canada and the United States, respectively.

About Agrium

Agrium Inc. is a major Retail supplier of agricultural products and services in North America, South America and Australia and a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.

Forward-Looking Statements

Certain statements and other information included in this press release constitute “forward-looking information” within the meaning of applicable Canadian securities legislation or constitute “forward-looking statements” within the meaning of applicable U.S. securities legislation (together, “forward-looking statements”). All statements in this press release, other than those relating to historical information or current conditions, are forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties, many of which are beyond our control, as well as various assumptions and business sensitivities, including those risk factors referred to in the MD&A section of the Corporation’s most recent Annual Report to Shareholders as well as those risk factors described in the Corporation’s most recent Annual Information Form, which may cause actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Agrium disclaims any intention or obligation to update or revise any forward-looking statements in this press release as a result of new information or future events, except as may be required under applicable Canadian securities legislation or applicable U.S. federal securities law.

FOR FURTHER INFORMATION:

If shareholders have other questions related to the Offer, they can call Morgan Stanley at 1-888-726-2634 who are acting as deal managers for the Offer.

Investor/Media Relations:

Richard Downey, Vice President, Investor/Corporate Relations

(403) 225-7357

Todd Coakwell, Manager, Investor Relations

(403) 225-7437

Mark Thompson, Analyst, Investor Relations

(403) 225-7761